Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 23, 2009, relating to the consolidated financial statements of Alcatel Lucent and subsidiaries (“Alcatel Lucent”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the early adoption of International Financial Reporting Standard No. 8 “Operating Segments” and the change in accounting method for the measurements of defined benefit asset in accordance with International Financial Interpretation Committee Interpretation No. 14 “Interpretation of IAS 19—The Limit on Defined Benefit Asset, Minimum Funding Requirements and their Interaction”) and effectiveness of Alcatel Lucent’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Alcatel Lucent for the year ended December 31, 2008.

/s/ Deloitte & Associés

Deloitte & Associés

Neuilly-sur-Seine, France

June 19, 2009